UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 20, 2009

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Coastal Banking Company, Inc.

(Exact name of registrant as specified in its charter)

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South Carolina	000-28333	58-2455445
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

36 Sea Island Parkway, Beaufort, South Carolina 29902

(Address of principal executive offices) (Zip Code)

(843) 522-1228

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 20, 2009, the Coastal Banking Company, Inc. (the “Company”) and its wholly-owned subsidiary, CBC National Bank (the “Bank”), entered into a first amendment to the restated employment agreement (the “Amendment”), dated as of December 31, 2008, by and among the Company, the Bank and Michael Sanchez, President and Chief Executive Officer. The Amendment provides that golden parachute payments otherwise payable to Mr. Sanchez will not be reduced to avoid excise tax liability to him if the net amount he would receive on an after-tax basis (including payment of the applicable excise tax) would be greater without the reduction than the net amount that he would receive on an after-tax basis with the reduction. Previously, the employment agreement provided for a reduction in the golden parachute payments otherwise payable to him to avoid excise tax liability, regardless of the resulting net amount that would be payable to him.

 Notwithstanding the Amendment or any other provisions of the restated employment agreement, under provisions of the American Recovery and Reinvestment Act of 2009, the Company is prohibited from making any golden parachute payment, as defined under Section 111of the Emergency Economic Stabilization Act of 2008, during any period in which the Company’s obligation to the U.S. Department of Treasury (“Treasury”) under the Troubled Assets Relief Program - Capital Purchase Program (“CPP”) is outstanding. Treasury currently holds 9,950 shares of Fixed Rate Cumulative Perpetual Preferred, Series A and a ten-year warrant to purchase up to 205,579 shares of the Company’s common stock, which were issued under the CPP.

A copy of the Amendment is attached hereto as Exhibit 10.1 and is hereby incorporated by reference.

Item 9.01.

Financial Statements and Exhibits.

(d)

Exhibits

No.	Description
10.1	First Amendment to the Restated Employment Agreement between Coastal Banking Company, Inc., CBC National Bank and Michael Sanchez, dated March 20, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COASTAL BANKING COMPANY, INC.

Dated: March 25, 2009	By:	/s/ MICHAEL SANCHEZ
Michael Sanchez
President and Chief Executive Officer

EXHIBIT INDEX

No.	Description
10.1	First Amendment to the Restated Employment Agreement between Coastal Banking Company, Inc., CBC National Bank and Michael Sanchez, dated March 20, 2009.